EXHIBIT 10.1

[PFIZER LOGO]	Pfizer Inc. 235 East 42nd Street New York, NY 10017
Mary S. McLeod Senior Vice President Worldwide Talent and Development & Human Resources

September 27, 2007

Dr. Corey S. Goodman

Dear Corey,

On behalf of Pfizer Inc, I am delighted to extend to you our offer to join the Company as senior Vice President and President, Biotherapeutics Business Unit (name TBD). In this position, reporting directly to Jeff Kindler, you will be an Executive Officer of the Company and will play a critical role in continuing Pfizer's success through your leadership of this important new business unit, as well as your membership on the Pfizer Executive leadership Team (ELT). The ELT is the Company's top management group, which is responsible for leading the corporation.

All of us at Pfizer take pride in the work we do and our effort to sustain, and reach beyond, our position as one of the world's best pharmaceutical companies. During the past several years, we have been recognized by Fortune, Forbes and other notable panels as the leader in the pharmaceutical industry and among the elite companies in all of industry. We attribute much of this recognition and our continuing success to our outstanding people.

Pfizer offers an exceptional compensation and benefits program designed to facilitate our employees' well being and financial security.

Compensation
Base Salary: Your annual base salary will be $725,000, payable twice monthly.

Short Term Incentive: You will be participating in Pfizer's Annual Incentive Plan (AIP), with a target bonus of 55% of your base salary, or $399,000. The actual amount of your bonus will be based upon performance against agreed-upon objectives, and can range from zero up to a maximum of two times the target, or $798,000. The 2007 bonus amount will be pro-rated for the period of time you are at Pfizer.

At Pfizer, your compensation will be reviewed annually in the first quarter of each year, based on your performance in the previous calendar year. Merit increases to salary are effective April 1st, Annual Incentive awards are typically paid in March. Your compensation will next be reviewed in the first quarter of 2008.

Executive Long Term Incentive plan: Your target 2007 ELTI value is $1,500,000. This value is delivered in three components: 50% of value in stock options, 25% of value in Restricted Stock Units (RSUs) at target for your grade level, and 25% in Performance Shares. The 2007 Long Term Incentive award will be pro-rated for the period of time you are at Pfizer in 2007. Equity awards are typically granted at the end of February. Specific details of this performance share program are included in the Points of Interest document, which you will receive after you join the Company.

Sign-on Equity Incentive: You will receive $500,000 in equity with the value delivered via 80% options (80,000 options) and 20% in Restricted Stock Units (4000 RSUs). The options and RSUs have 3-year cliff vesting. The stock options will have an exercise price equal to the fair market value of Pfizer common stock at the NYSE closing price on the last business day of the month of your hire date, and will have a ten-year term. More detailed terms and provisions of the stock option grant and restricted stock grant will be provided to you shortly after your hire date.

Replacement Cash Compensation
You will receive $3,400,000 in taxable replacement cash compensation. $1,700,000 (50%) of this replacement compensation will paid to you within 30 days of your date of hire. The remaining $1,700,000 (50%) will be paid to you upon completion of nine months of service at Pfizer. If you voluntarily leave the Company prior to your two service anniversary, you will be required to pay back $1.7 million, net of applicable tax withholdings.

Benefits
Pfizer offers one of the finest benefits programs in the industry. These benefits currently include, but are not limited to, a flexible benefits program that provides you with the option to elect medical, dental, life, and accidental death and dismemberment coverage for you and your eligible dependents. You also have the option to elect coverage for yourself under the long-term disability plan and can elect to participate in health care and dependent care pre-tax spending accounts.

Pfizer also offers a Savings Plan (401k) with generous matching contributions from Pfizer, a separate retirement plan, and a number of other financial, educational and work/life balance programs. In addition to the qualified savings plan and retirement plan, Pfizer also maintains "supplemental" savings and retirement plans for employees who exceed certain governmental limits that apply to the regular plans. These supplemental plans are non-qualified, unfunded, restoration plans which essentially make up the benefits of the qualified savings and retirement plans that are limited by IRS rules.

You will also been provided with a standard Indemnification Agreement and a standard Change-in-Control Severance Agreement, each of which will be effective upon your date of employment with Pfizer and are a material condition of your employment.

You will be entitled to all other benefits that ELT members traditionally receive effective upon your date of employment with Pfizer. The current benefits are detailed in the proxy statement.

The New Employee Welcome Packet includes complete information on Pfizer Pflex Benefits, which outlines the benefits available to you in the flexible benefits program. Complete details and enrollment information will be included with your personalized New Employee Welcome Packet which you will receive shortly after your acceptance of our offer.

Offer Contingencies
In accordance with Pfizer policy, this employment offer is contingent upon successful completion of all aspects of Pfizer's pre-employment screening process. This process includes your successful completion of a pre-employment physical examination that will include a test for the presence of illegal drugs. Please understand that this offer may be withdrawn and/or that your employment may be terminated in the event you fail to successfully complete any of these elements, or any other aspect of the pre-employment process.

To schedule your pre-employment physical, please contact Ms. Sharon Kinsman who will arrange a physical with the Executive Hearth Group (an outside organization with whom Pfizer has a contract).

As required by current U.S. immigration law, this offer is also contingent on your ability to document your authorization to work in the US Should you accept our offer of employment, we will provide you will a copy of an I-9 Form, which you will be asked to complete on your first day at Pfizer.

This letter, and its accompanying enclosures, shall not be construed as a contract of employment for a fixed period of time. Your employment is at-will which means that you or Pfizer are free to end your employment at any time.

Corey, I look forward to your joining Pfizer's senior leadership team as the leader of our new biotherapeutic business unit, and believe you will find the opportunities and challenges here at Pfizer to be exceptionally rewarding. Please feel free to call me, or Jeff, with any questions you may have.

Sincerely,

/s/ Mary S. McLeod

Mary S. McLeod

cc: Jeffrey Kindler